Exhibit (g)(2)(xi)

April [ ], 2018

State Street Bank and Trust Company

One Lincoln Street

Boston, MA 02111

Re:	Form of Amendment to the Amended and Restated Custodian Agreement, dated as of August 8, 2017, by and among GMO Trust, on behalf of its series of the Trust, Grantham, Mayo, Van Otterloo & Co. LLC (“GMO”) and State Street Bank and Trust Company (“State Street Bank”), as amended (the “Custodian Agreement”), and the Amended and Restated Delegation Agreement, dated as of June 29, 2001, by and between State Street Bank and GMO Trust, on behalf of its series of the Trust, as amended (the “Delegation Agreement”)

Ladies and Gentlemen:

GMO Trust hereby notifies you that it has established one additional series of shares, namely, GMO High Yield Fund (the “New Fund”). The Trust (as defined in each of the Custodian Agreement and the Delegation Agreement) desires that you serve as (i) custodian of the assets of the New Fund under the terms of the Custodian Agreement and (ii) delegate with respect to the assets of the New Fund under the terms of the Delegation Agreement.

If you agree to so serve as custodian and delegate for the New Fund, kindly sign and return to the Trust the enclosed counterpart hereof, whereupon the New Fund shall be deemed a “Fund” under each of the Custodian Agreement and Delegation Agreement. This letter agreement shall constitute an amendment to the Custodian Agreement and the Delegation Agreement and, as such, a binding agreement among the Trust, GMO (only in the case of the Custodian Agreement) and you in accordance with its terms. An amended Schedule A with a list of GMO Trust Funds is attached hereto.

Furthermore, please sign below to reflect your agreement to amend Schedule A to each of the Remote Access Services Agreement, dated as of August 5, 2015, and the Funds Transfer and Transaction Operating Guidelines Agreement, dated as of November 4, 2008, each by and among State Street Bank and the Trust on behalf of each of its series listed on Schedule A thereto, in order to add the New Fund to each such Schedule A.

The New Fund will provide five business days’ notice to State Street Bank prior to the commencement of the New Fund’s operations.

Notice

A copy of the Declaration of Trust, together with all amendments thereto, is on file with the Secretary of the Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trust by an officer of the Trust as an officer and not individually and that the obligations of this instrument are not binding upon any of the Trustees or officers of the Trust or shareholders of any series of the Trust individually but are binding only upon the assets and property of the Trust or the respective series.

Sincerely,

GMO TRUST

[By:
Name:	Douglas Y. Charton
Title:	Clerk

GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC

By:
Name:	Greg Pottle
Title:	General Counsel
Reviewed by: DYC

The foregoing is hereby
accepted and agreed.

STATE STREET BANK AND TRUST COMPANY

By:
Name:	Andrew Erickson
Title:	Executive Vice President]

This instrument is executed on behalf of  Grantham, Mayo, Van Otterloo & Co. LLC (“GMO”) by a duly authorized officer or other agent solely in his or her capacity as an authorized signatory, pursuant to delegated authority from GMO, and not individually.  The obligations of or arising out of this instrument are not binding upon any officer or other agent, partner, member or director of GMO individually, but are binding only upon  GMO and its assets.  A Certificate of Organization of GMO is on file with the Secretary of The Commonwealth of Massachusetts.

A copy of the Amended and Restated Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund.

Schedule A

(Amended as of April [ ], 2018)

List of GMO Trust Funds

GMO SGM Major Markets Fund	GMO Asset Allocation Bond Fund

GMO Benchmark-Free Allocation Fund	GMO Benchmark-Free Fund

GMO Climate Change Fund	GMO Core Plus Bond fund

GMO Emerging Country Debt Fund	GMO Global Asset Allocation Fund

GMO Global Equity Allocation Fund	GMO Implementation Fund

GMO International Developed Equity Allocation Fund	GMO International Equity Allocation Fund

GMO Opportunistic Income Fund	GMO High Yield Fund

GMO Special Opportunities Fund	GMO Quality Fund

GMO Strategic Opportunities Allocation Fund	GMO Risk Premium Fund

GMO U.S. Treasury Fund	GMO U.S. Equity Fund

GMO Alpha Only Fund	GMO Global Developed Equity Allocation Fund

GMO Emerging Domestic Opportunities Fund	GMO Emerging Markets Fund

GMO International Large/Mid Cap Equity Fund	GMO Foreign Small Companies Fund

GMO International Equity Fund	GMO Resources Fund

GMO Tax-Managed International Equities Fund

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